Exhibit 99.1

Abeona Therapeutics Announces $50 Million Credit Facility

CLEVELAND, January 8, 2024 – Abeona Therapeutics Inc. (Nasdaq: ABEO) today announced that it has entered into a $50 million credit facility with the Avenue Venture Opportunities Fund, L.P. The credit agreement, which has a term of three and a half years, includes a first tranche of $20 million at closing, a second tranche of $10 million of committed capital, and an additional accordion option to upsize the credit facility by an additional $20 million upon satisfaction of certain terms and conditions.

Proceeds from the facility are intended to support the Company’s ongoing preparations for launch and commercialization in anticipation of a potential approval for marketing in the U.S. by the Food and Drug Administration (FDA) of pz-cel (prademagene zamikeracel), Abeona’s investigational autologous, COL7A1 gene-corrected epidermal sheets for the treatment of patients with recessive dystrophic epidermolysis bullosa (RDEB), and for general corporate purposes. The FDA has accepted and granted Priority Review with a PDUFA target action date of May 25, 2024 for the Biologics License Application for pz-cel.

“We are excited to enter into this relationship with Avenue Venture Fund and secure additional financial resources to further support our launch and commercialization efforts for pz-cel,” said Joe Vazzano, Chief Financial Officer of Abeona. “We expect the proceeds from this term loan facility will meaningfully extend Abeona’s cash runway even further beyond value creating milestones, including the potential approval of pz-cel.”

A.G.P./Alliance Global Partners served as financial advisor and sole lead arranger to the Company on this transaction.

About Avenue Venture Opportunities

The Avenue Venture Debt Fund seeks to provide creative financing solutions to high-growth, venture capital-backed technology and life science companies. The Avenue Venture Debt Opportunities Fund focuses generally on companies within the underserved segment of the market created by the widening financing gap between commercial banks and larger debt funds. The Avenue Venture Debt fund is part of the larger group of funds of Avenue Capital Group. For additional information on Avenue Capital Group, which is a global investment firm with assets estimated to be approximately $12.6 billion as of November 30, 2023, visit www.avenuecapital.com.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing cell and gene therapies for serious diseases. The U.S. FDA has accepted and granted Priority Review with a PDUFA target action date of May 25, 2024 for the Biologics License Application for pz-cel (prademagene zamikeracel), Abeona’s investigational autologous, COL7A1 gene-corrected epidermal sheets currently in development for recessive dystrophic epidermolysis bullosa. The Company’s fully integrated cell and gene therapy cGMP manufacturing facility served as the manufacturing site for pz-cel used in its Phase 3 VIITAL™ trial, and is capable of supporting commercial production of pz-cel upon FDA approval. The Company’s development portfolio also features AAV-based gene therapies for ophthalmic diseases with high unmet medical need. Abeona’s novel, next-generation AAV capsids are being evaluated to improve tropism profiles for a variety of devastating diseases. For more information, visit www.abeonatherapeutics.com.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. We have attempted to identify forward-looking statements by such terminology as “may,” “will,” “believe,” “anticipate,” “expect,” “intend,” “potential,” and similar words and expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to, the timing and outcome of our Biologics License Application submission to the FDA for pz-cel; the FDA’s grant of a Priority Review Voucher; continued interest in our rare disease portfolio; our ability to enroll patients in clinical trials; the outcome of future meetings with the FDA or other regulatory agencies, including those relating to preclinical programs; the ability to achieve or obtain necessary regulatory approvals; the impact of any changes in the financial markets and global economic conditions; risks associated with data analysis and reporting; and other risks disclosed in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor and Media Contact:

Greg Gin
VP, Investor Relations and Corporate Communications
Abeona Therapeutics

ir@abeonatherapeutics.com